                                                                    EXHIBIT 10.6

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is entered into as of March 1, 2001, by and between NATROL, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

     Borrower and Bank previously entered into that certain Credit Agreement dated as of September 24, 1999, as amended (the "Prior Credit Agreement");

     An event of default exists under the Prior Credit Agreement as a result of Borrower's failure to maintain its "EBITDA Coverage Ratio" in accordance with therewith (the "Prior Credit Agreement Default");

     Borrower has asked Bank to waive the Prior Credit Agreement Default and Borrower has requested from Bank the credit accommodation described below;

     Bank has agreed to waive the Prior Credit Agreement Default and to provide such credit accommodation to Borrower on the terms and conditions contained herein;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows, and this Agreement shall be deemed to amend and restate the Prior Credit Agreement:

                                    ARTICLE I
                                   THE CREDIT
                                   ----------

     SECTION 1.1. LINE OF CREDIT.

     (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 1, 2002, not to exceed at any time, when combined with each "Swap Reserve Amount" established in accordance with paragraph (c) below, the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used for general working capital. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of EXHIBIT A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference. Outstanding advances under the "Line of Credit" under the Prior Credit Agreement shall be deemed outstanding under the Line of Credit under this Agreement. The Prior Credit Agreement Default is hereby waived.


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     (b) LIMITATION ON BORROWINGS. Outstanding borrowings under the Line of
Credit (plus each "Swap Reserve Amount" established in accordance with paragraph
(c) below), to a maximum of the principal amount set forth above, shall not at any time exceed a borrowing base (the "Borrowing Base") which is an aggregate of
(i) seventy percent (70%) of the Companies' Eligible Accounts Receivable (as defined below), plus (ii) thirty percent (30%) of the value of the Companies' Eligible Packaging Materials Inventory (as defined below), with value defined as the lower of cost or market value, plus (iii) forty percent (40%) of the value of the Companies' Eligible Raw Materials and Finished Goods Inventory (as defined below), with value defined as the lower of cost or market value; provided however, that outstanding borrowings against the Companies' Eligible Packaging Materials Inventory and the Companies' Eligible Raw Materials and Finished Goods Inventory shall not at any time exceed an aggregate of Five Million Dollars ($5,000,000.00); provided further, however, that Bank may also reduce the Borrowing Base from time to time by (1) all or a portion of the amount of such obsolescence reserves as may be established from time to time by any Company with respect to inventory, and (2) all or a portion of the amount of such reserves as may be established from time to time by any Company with respect to accounts; and provided further, however, that so long as the Lessor's Lien (as defined below) is in existence against any of the foregoing property, then Bank may also reduce the Borrowing Base by $8,600.00 or such greater amount as Bank may determine is reasonable to reflect the obligations secured by the Lessor's Lien.

     If there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of the Companies' accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against the Companies' Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against the Companies' Eligible Accounts Receivable. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require.

     As used herein, Borrower and Prolab Nutrition, Inc. may be referred to collectively as the "Companies" and each as a "Company.

     As used herein, "Companies' Eligible Accounts Receivable" shall consist solely of trade accounts created in the ordinary course of a Company's business, upon which the Company's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority (except for the Lessor's Lien as defined below), and shall not include:

          (i) any account which is past due more than twice such Company's standard selling terms;

          (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

          (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

          (iv) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan or the Yukon Territory so long as, in Bank's determination, such Canadian jurisdictions recognize Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank, except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

          (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of any Company;

          (vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

          (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of the Companies' accounts from such account debtor are not eligible pursuant to (i) above;

          (viii) that portion of any account from an account debtor which represents the amount by which the Companies' total accounts from said account debtor exceeds twenty-five percent (25%) of the Companies' total accounts;

          (ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

     As used herein, "Companies' Eligible Packaging Materials Inventory" shall consist solely of a Company's inventory of packaging materials consisting of bags, bottles, capsules, caps, lids, tubes and shrink wrap which are held by the Company in the ordinary course of its business, located in the United States and in which Bank has a perfected security interest of first priority (except for the Lessor's Lien as defined below) and shall not include:

          (i)    preprinted or labeled packaging materials;

          (ii)   inventory which is obsolete, unsaleable or damaged;

          (iii) inventory which is in the possession of any person or entity other than such Company;

          (iv) inventory which is subject to any security interest in favor of any person or entity other than Bank, or inventory in which any third party claims an interest (except for the Lessor's Lien); or

          (v) inventory which Bank determines could not be sold by Bank without the consent of a third party.

     As used herein, "Companies' Eligible Raw Materials and Finished Goods Inventory " shall consist solely of a Company's inventory of raw materials and finished goods which are held by the Company in the ordinary course of its business, located in the United States and in which Bank has a perfected security interest of first priority (except for the Lessor's Lien as defined below) and shall not include:

          (i)    raw materials of Prolab Nutrition, Inc.;

          (ii)   promotional items;

          (iii)  private labeled products;

          (iv)   inventory which is obsolete, unsaleable or damaged;

          (v) inventory which is in the possession of any person or entity other than such Company;

          (vi) inventory which is subject to any security interest in favor of any person or entity other than Bank, or inventory in which any third party claims an interest (except for the Lessor's Lien as defined below);

          (vii) inventory which Bank determines could not be sold by Bank without the consent of a third party; or

          (viii) inventory which is included in the Companies' Eligible Packaging Materials Inventory.

     As used herein, "Lessor's Lien" shall mean the security interest granted by Prolab Nutrition, Inc. to Affiliated Capital and/or U.S. Bank Trust, N.A. (collectively, the "Lessor") to secure the obligations of Prolab Nutrition, Inc. under that certain lease dated October 14, 1999 (the "Lease"), pursuant to which Prolab Nutrition, Inc. has leased a 1996 Nissan Forklift Model N35 for a five year term with an aggregate rental obligation over the Lease term remaining hereafter of not more than $8,600.00.

     (c) SWAP RESERVE. Bank and Borrower have entered into and/or may from time to time hereafter enter into interest rate swap agreements (each, a "Swap Agreement" and collectively, "Swap Agreements"). Each time a Swap Agreement is entered into Bank will establish an amount to be reserved under the Line of Credit and the Borrowing Base (each, a "Swap Reserve Amount") and so long as a Swap Agreement is in effect or Borrower has any obligations or liabilities to Bank under a Swap Agreement, the Swap Reserve Amount established by Bank for that Swap Agreement shall be reserved under the Line of Credit and the Borrowing Base as if borrowings in such amount were outstanding thereunder. BORROWER UNDERSTANDS AND AGREES THAT BORROWER'S OBLIGATIONS AND LIABILITIES TO BANK UNDER A SWAP AGREEMENT MAY EXCEED THE SWAP RESERVE AMOUNT ESTABLISHED BY BANK HEREUNDER FOR SUCH SWAP AGREEMENT AND THAT NOTHING HEREIN IS INTENDED TO LIMIT THE OBLIGATIONS OR LIABILITIES OF BORROWER TO THE SWAP RESERVE AMOUNT.

     (d) BORROWING AND REPAYMENT. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; PROVIDED however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

     SECTION 1.2. INTEREST/FEES.

     (a) INTEREST. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

     (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

     (c) COMMITMENT FEE. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Fifteen Thousand Dollars ($15,000.00) which fee shall be due and payable in full upon the date this Agreement is executed by Borrower and delivered to Bank.

     (d) UNUSED COMMITMENT FEE. Borrower shall pay to Bank a fee equal to one quarter percent (.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

     SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under any of the Loan Documents by charging Borrower's demand deposit account number 4600-593230 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

     SECTION 1.4. COLLATERAL.

     As security for all indebtedness of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority (except for such prior liens as may be permitted hereunder) in all Borrower's accounts receivable, rights to payment, general intangibles, deposit accounts, tradenames, trademarks, copyrights, patents, chattel paper, documents, instruments, inventory and equipment and all proceeds of the foregoing.

     In addition to the foregoing, as security for all indebtedness of Borrower to Bank, Borrower shall cause each present and future Subsidiary (as defined below) other than Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II to grant to Bank security interests of first priority (except for such prior liens as may be permitted hereunder) in all of such Subsidiary's accounts receivable, rights to payment, general intangibles, deposit accounts, tradenames, trademarks, copyrights, patents, chattel paper, documents, instruments, inventory and equipment and all proceeds of the foregoing.

     Borrower acknowledges and agrees that the indebtedness of Borrower to Bank which is secured by the security agreements executed in connection herewith includes, without limitation, all indebtedness of Borrower to Bank which is subject hereto and all indebtedness of Borrower to Bank arising under the Swap Agreements. BORROWER UNDERSTANDS AND AGREES THAT BORROWER'S OBLIGATIONS AND LIABILITIES UNDER THE SWAP AGREEMENTS WHICH ARE SECURED HEREBY MAY EXCEED THE SWAP

RESERVE AMOUNTS ESTABLISHED HEREUNDER AND SUCH SECURED OBLIGATIONS AND LIABILITIES ARE NOT LIMITED TO THE SWAP RESERVE AMOUNTS.

     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of audits.

     SECTION 1.5. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by each present and future Subsidiary of Borrower other than Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II (each, a "Guarantor" and collectively "Guarantors"), in such principal amounts as may be required by Bank, as evidenced by and subject to the terms of guaranties (each, a "Guaranty" and collectively "Guaranties") in form and substance satisfactory to Bank.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would be reasonably likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower or on Borrower's ability to perform its obligations under the Loan Documents (any such effect being referred to herein as a Material Adverse Effect).

     Set forth on SCHEDULE 2.1 attached hereto, is a complete and accurate list of all the Subsidiaries of Borrower as of the date of this Agreement, together with the ownership interest of Borrower in each such Subsidiary as of the date of this Agreement and the State of each such Subsidiary's formation. Each Subsidiary is duly organized and existing and in good standing under the laws of the State of its formation, and is qualified or licensed to do business, and is in good standing as a foreign entity, if applicable, in all jurisdictions in which the failure to so qualify or to be so licensed would be reasonably likely to have a Material Adverse Effect on such Subsidiary.

     For purposes of this Agreement, "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are at any time owned directly or indirectly by Borrower and/or one or more Subsidiaries of Borrower.

     Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II are Subsidiaries of Borrower which are engaged in the business of owning and managing real property located in Chatsworth, California.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound other than such a breach or default under a contract, obligation, indenture or other instrument which would not be reasonably likely to have a Material Adverse Effect on Borrower. The execution, delivery and performance by each other party (including, without limitation, the Guarantors) of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of any formation document of any such party, or result in a breach of or constitute a default under any contract, obligation, indenture, or other instrument to which any such party is a party or by which any party may be bound other than such a breach or default under a contract, obligation, indenture or other instrument which would not be reasonably likely to have a Material Adverse Effect on such party.

     SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would be reasonably likely to have a Material Adverse Effect on the Borrower or any Subsidiary other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower and its Subsidiaries dated December 31, 2001, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower and its Subsidiaries, (b) discloses all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted hereunder.

     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending material assessments or adjustments of its or any Subsidiary's income tax payable with respect to any year.

     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound that requires the subordination in right of payment of any of Borrower's or any Subsidiary's obligations subject to this Agreement to any other obligation of Borrower or any such Subsidiary.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower and the Subsidiaries possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the businesses in which they are now engaged in compliance with applicable law.

     SECTION 2.9. ERISA. Borrower and the Subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower and the Subsidiaries (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and the Subsidiaries have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and the Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or any such Subsidiary's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of the Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any of the Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE III
                                   CONDITIONS
                                   ----------

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to make any loans or extend any credit hereunder is subject to the fulfillment to Bank's satisfaction of all of the following conditions (the date upon which all such conditions are satisfied or waived in writing by the Bank being referred to herein as the "Closing Date"):

     (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

     (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

          (i)    This Agreement and the Line of Credit Note.

          (ii) Security agreements from Borrower covering all collateral required from Borrower.

          (iii) Third party security agreements covering all collateral required from each currently existing Subsidiary other than Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II.

          (iv) Financing statements or amendments to financing statements from Borrower.

          (v) Financing statements or amendments to financing statements from each currently existing Subsidiary other than Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II.

          (vi) A Guaranty from each currently existing Subsidiary other than Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II.

          (vii) With respect to Borrower and the Subsidiaries, such documentation as Bank may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including, without limitation, copies of its certificates or articles of incorporation and amendments thereto certified by the applicable Secretary of State (or equivalent government official), bylaws and amendments thereto certified by a responsible official of such party, certificates of good standing and/or qualifications to engage in business, certified copies of corporate resolutions, incumbency certificates, certificates of responsible officials and the like.

          (viii) Such other documents as Bank may require under any other Section of this Agreement.

     (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the consolidated financial condition or business of Borrower and the Subsidiaries, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any of its Subsidiaries.

     (d) INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's and each

Subsidiary's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     (e) ACCOUNT DEBTOR LIST. Borrower shall have delivered to Bank a current list of the names and addresses of all account debtors of each Company.

     (f) ACKNOWLEDGMENTS. The Guarantors in existence as of the date of this Agreement shall acknowledge this Agreement in the spaces indicated below.

     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) COMPLIANCE. Except for representations and warranties which expressly relate to a particular date, the representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS
                              ---------------------

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

     SECTION 4.2. ACCOUNTING RECORDS. Maintain, and cause each Subsidiary to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable notice (PROVIDED, that such notice shall not be required during the continuation of an Event of Default), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each Subsidiary.

     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) Not later than 90 days after and as of the end of each fiscal year, consolidated and consolidating financial statements of Borrower and Subsidiaries, prepared by an independent certified public accountant acceptable to Bank, to include balance sheets and statements of income and cash flows;

     (b) Not later than 45 days after and as of the end of each month, consolidated financial statements of Borrower and Subsidiaries, prepared by Borrower, to include balance sheet and statements of income and cash flows;

     (c) Not later than 10 days after filing, copies of Borrower's 10K's, 10Q's and other public disclosure documents;

     (d) Not later than 15 days after and as of the end of each month, all of the following on a consolidated and consolidating basis for the Companies: a Borrowing Base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, a reconciliation of accounts, and a listing of accrual accounts and obsolescence reserves;

     (e) Not later than 15 days after and as of each June 30 and December 31, a list of the names and addresses of all account debtors of each Company;

     (f) Not later than 30 days after the end of each fiscal quarter, a plan and financial forecast for Borrower's next succeeding four fiscal quarters, including without limitation (i) forecasted balance sheets and statements of income and cash flows for such four fiscal quarter period, and (ii) forecasted balance sheets and statements of income and cash flows for each fiscal quarter of such period, it being understood that the projections PROVIDED pursuant to this SECTION 4.3(e) are estimates and not guarantees of actual results; and

     (g) from time to time such other information as Bank may reasonably request.

     SECTION 4.4. COMPLIANCE. Except as would not be reasonably likely to have a Material Adverse Effect on Borrower or any Subsidiary, preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of their respective businesses; and comply with the provisions of all documents pursuant to which Borrower or any Subsidiary is organized and/or which govern Borrower's or such Subsidiary's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business or to any Subsidiary and/or its business.

     SECTION 4.5. INSURANCE. Maintain and keep in force, and cause each Subsidiary to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower or such Subsidiary, including but not limited to products liability (in an amount not less than $15,000,000.00), fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6 FACILITIES. Keep, and cause each Subsidiary to keep, all properties useful or necessary to Borrower's or such Subsidiary's business in generally good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each Subsidiary to pay and discharge, when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any such Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any such Subsidiary has made provision, to Bank's reasonable satisfaction, for eventual payment thereof in the event Borrower or any such Subsidiary is obligated to make such payment.

     SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower or any Subsidiary with a claim in excess of $50,000.

     SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

     (a) Current Ratio not less than 1.75 to 1.00 at any time on or after March 31, 2001, with "Current Ratio" defined as total current assets divided by total current liabilities.

     (b) Total Liabilities divided by Tangible Net Worth not greater than 1.5 to
1.0 at any time on or after March 31, 2001, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

     (c) EBITDA Coverage Ratio not less than 1.25 to 1.0 for the first fiscal quarter of Borrower's 2001 fiscal year (which first fiscal quarter commences as of January 1, 2001), with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expanse, but excluding any non-cash or extraordinary income items, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the current maturity of long-term debt for such quarter and the current maturity of subordinated debt for such quarter.

     (d) EBITDA Coverage Ratio not less than 1.5 to 1.0 for the second fiscal quarter of Borrower's 2001 fiscal year (which second fiscal quarter commences as of April 1, 2001), with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expanse, but excluding any non-cash or extraordinary income items, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the current maturity of long-term debt for such quarter and the current maturity of subordinated debt for such quarter.

     (e) EBITDA Coverage Ratio not less than 1.5 to 1.0 for the third fiscal quarter of Borrower's 2001 fiscal year (which third fiscal quarter commences as of July 1, 2001), with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expanse, but excluding any non-cash or extraordinary income items, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the current maturity of long-term debt for such quarter and the current maturity of subordinated debt for such quarter.

     (f) EBITDA Coverage Ratio not less than 1.5 to 1.0, determined on a rolling four-fiscal quarter basis as of each fiscal quarter end (commencing with the four-fiscal quarter period ending December 31, 2001), with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expanse, but excluding any non-cash or extraordinary income items, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the current maturity of long-term debt for such four fiscal quarter period and the current maturity of subordinated debt for such four fiscal quarter period.

     (g) Net loss after taxes not greater than $4,800,000.00 for the fiscal year ended December 31, 2000.

     (h) Net loss after taxes not greater than $400,000.00 for the fiscal quarter ending March 31, 2001.

     (i) Net loss after taxes not greater than $600,000 on a fiscal year-to-date basis determined as of June 30, 2001.

     (j) Net loss after taxes not greater than $250,000.00 on a fiscal year-to-date basis determined as of September 30, 2001.

     (k) Net loss after taxes not greater than zero for the fiscal year ending December 31, 2001.

     SECTION 4.10. NEW SUBSIDIARIES. Cause each entity that hereafter becomes a Subsidiary, within twenty-one (21) days of such event, to execute and deliver to Bank such guaranty, third party security agreement and related financing statements as may be required by Bank in accordance with Sections 1.4 and 1.5 herein, together with documents of the type described in Section 3.1(b)(vii). Notwithstanding anything to the contrary in this Section 4.10, Bank's consent is required under this Agreement for the acquisition of, or investment in, any Subsidiary hereafter.

     SECTION 4.11. ADDITIONAL SECURITY DOCUMENTATION. Borrower shall cause such documents and instruments as may be requested by Bank from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for Bank to obtain a fully perfected security interest in all collateral to be provided hereunder.

     SECTION 4.12. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or any Subsidiary's property in excess of an aggregate of $200,000; (e) the formation or acquisition of any Subsidiary (but notwithstanding anything to the contrary in this Section 4.12, Bank's consent is required under this Agreement for the acquisition of, or investment in, any Subsidiary hereafter); or (f) the existence of any default by Prolab Nutrition, Inc. under the Lease or the receipt by Borrower or Prolab Nutrition, Inc. of any notice of default under the Lease.

                                    ARTICLE V
                               NEGATIVE COVENANTS
                               ------------------

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower, without Bank's prior written consent, will not, and will not permit or cause any of the Subsidiaries to:

     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

     SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in excess of an aggregate of $1,000,000.00 for Borrower and Subsidiaries combined in the fiscal year ending December 31, 2001, or in any fiscal year thereafter.

     SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower and Subsidiaries existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) borrowings hereafter by any Subsidiary which is in existence as of the date of this Agreement from Borrower in the ordinary course of business, except that outstanding borrowings by Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II from Borrower shall at no time exceed $50,000.00 in the aggregate for both such Subsidiaires, and (d) borrowings hereafter by Borrower or any Subsidiary which is in existence as of the date of this Agreement from an unaffiliated lender so long as outstanding borrowings from unaffiliated lenders at no time exceed $50,000.00 in the aggregate for Borrower and Subsidiaries combined.

     SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (OTHER THAN the merger of any Subsidiary into and with Borrower, with Borrower as the surviving corporation); make any substantial change in the nature of Borrower's or any Subsidiary's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary's assets except in the ordinary course of its business.

     SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

     SECTION 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except for (a) any of the foregoing existing as of, and disclosed by Borrower to Bank in writing prior to, the date hereof, and (b) loans or advances made by Borrower hereafter in the ordinary course of business to Subsidiaries which are in existence as of the date of this Agreement, PROVIDED that the aggregate amount of all loans or advances made by Borrower to Natrol Real Estate, Inc. and Natrol Real Estate, Inc. II or either of them do not exceed $50,000.00 in the aggregage at any time outstanding for both such Subsidiaries combined.

     SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or any Subsidiary's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank by Borrower in writing prior to, the date hereof or any of the following:

     (a) zoning restrictions, subleases, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from (i) the value of the property or assets of, or (ii) the use of such property for the purposes for which such property is held by, the Borrower or any of its Subsidiaries taken as a whole;

     (b) liens for taxes, assessments of governmental charges or levies the payment of which is not at the time required or which are being contested in good faith by appropriate proceedings PROVIDED adequate reserves are established and PROVIDED enforcement of such liens has been stayed;

     (c) liens of carriers, warehousemen, mechanics and materialmen and other similar inchoate liens incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings PROVIDED adequate reserves are established;

     (d) liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other types of social security, or to secure the performance of surety and appeal bonds, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (e) liens securing permitted indebtedness outstanding on the date of this Agreement as described on SCHEDULE 5.7;

     (f) any attachment or judgment lien, unless such attachment or judgment shall not, within sixty (60) days after the issue or entry thereof or at least ten (10) days before any assets could lawfully be sold in satisfaction thereof, have been released or discharged or execution thereof stayed pending appeal and bonded against to Bank's reasonable satisfaction, or shall not have been discharged within sixty (60) days after the expiration of any such stay or at least ten (10) days before any assets could lawfully be sold in satisfaction thereof; and

     (g) liens securing indebtedness incurred solely for the purpose of acquiring tangible personal property, other than inventory; PROVIDED, HOWEVER, that no such purchase money security interest shall extend to any property other than the particular property so acquired and PROVIDED further that the amount of any such purchase money indebtedness shall not exceed any applicable limitation on borrowings imposed by Section 5.3 herein, nor the fair value of such property at the time of acquisition, without the Bank's written consent.

     SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's or any Subsidiary's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's or any Subsidiary's stock now or hereafter outstanding; provided however, that any wholly-owned Subsidiary of Borrower may pay cash dividends to Borrower.

     SECTION 5.9. THE LEASE. Not modify, extend or renew the Lease; nor incur any indebtedness or liabilities secured by the Lessor's Lien other than the obligations of Prolab Nutrition, Inc. to Lessor under the Lease.

                                   ARTICLE VI
                                EVENTS OF DEFAULT
                                -----------------

     SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt or other liability to any person or entity, including Bank; provided however that in the case of a default to a person or entity other than Bank, such indebtedness is in excess of $250,000, individually or in the aggregate for all such defaults by Borrower and Subsidiaries combined; provided further, however, that a default under the Lease which is not cured within any applicable cure period shall constitute an Event of Default under this paragraph
(d) regardless of whether the indebtedness under the Lease is less than $250,000.00.

     (e) The filing of a notice of judgment lien against Borrower or any Subsidiary; or the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary; or the entry of a judgment against Borrower or any Subsidiary which is not vacated or discharged within sixty (60) days; provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower or any Subsidiary in excess of $250,000, individually or in the aggregate for all such matters against Borrower and each Subsidiary combined.

     (f) Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary, and such involuntary petition or proceeding is unopposed or is not dismissed within sixty (60) days of its commencement; or Borrower or any such Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

     (h) The dissolution or liquidation of Borrower or any Subsidiary; or Borrower or any such Subsidiary, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary.

     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII
                                  MISCELLANEOUS
                                  -------------

     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER:    NATROL, INC.
                  21411 Prairie Street
                  Chatsworth, California 91311
                  Attention: Chief Financial Officer
                  Telephone:  (818) 739-6000
                  Telecopier:  (818) 739-6001

     BANK:        WELLS FARGO BANK, NATIONAL ASSOCIATION
                  333 South Grand Avenue, 3rd Floor
                  Los Angeles, California  90071
                  Attention: Jan Macy-Buescher
                  Telephone: (213) 253-6273
                  Telecopier: (213) 687-3501

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this

Agreement and the other Loan Documents (which costs for the negotiation and preparation of this Agreement and the other Loan Documents shall not exceed $5,000.00) and the preparation of any amendments and waivers hereto and thereto,
(b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; PROVIDED however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, any Subsidiary or the business of such Subsidiary, or any collateral required hereunder.

     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     SECTION 7.11. NONLIABILITY OF BANK. Borrower acknowledges and agrees that:

     (a) Any inspections of collateral made by Bank are for purposes of administration of the Line of Credit only and Borrower is not entitled to rely upon the same;

     (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

     (c) The relationship between Borrower and Bank in connection with this Agreement and the other Loan Documents is, and shall at all times remain, solely that of a borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Bank shall not under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Bank does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property, any collateral held by Bank or the operations of Borrower; Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and neither Borrower nor any other person or entity is entitled to rely thereon; and

     (d) Bank shall not be responsible or liable to any person or entity for any loss, damage, liability or claim of any kind relating to injury or death to persons or damage to property caused by the actions, inaction or negligence of Borrower and Borrower hereby indemnifies and holds Bank harmless from any such loss, damage, liability or claim; PROVIDED that the Bank shall not be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct.

     SECTION 7.12. FURTHER ASSURANCES. Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity, perfection, priority or enforceability of any lien or security interest under any Loan Document.

     SECTION 7.13. ARBITRATION.

     (a) ARBITRATION. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

     (b) GOVERNING RULES. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

     (c) NO WAIVER OF PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

        (d) ARBITRATOR QUALIFICATIONS AND POWERS. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (e) DISCOVERY. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

     (f) CLASS PROCEEDINGS AND CONSOLIDATIONS. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

     (g) PAYMENT OF ARBITRATION COSTS AND FEES. The arbitrator shall award all costs and expenses of the arbitration proceeding.

     (h) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (i) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

NATROL, INC., a Delaware corporation

By: /s/ DENNIS R. JOLICOEUR
   ------------------------

Title:  CFO
      ---------------------


WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ JAN MACY-BUESCHER
   ------------------------

Title:  Vice President
      ---------------------

Acknowledged and consented to by the undersigned Guarantors, who also acknowledge and agree that (i) their Continuing Guaranties heretofore executed and delivered to Bank in connection with the Prior Credit Agreement continue in full force and effect (each, a "Continuing Guaranty" and collectively, "Continuing Guaranties"), (ii) the indebtedness of Borrower to Bank which is guaranteed by the Continuing Guaranties includes, without limitation, all indebtedness of Borrower to Bank which is subject to this Agreement and all indebtedness of Borrower to Bank arising under the Swap Agreements, (iii) the third party security agreements heretofore executed and delivered to Bank in connection with the Prior Credit Agreement continue in full force and effect (each, a "Third Party Security Agreement" and collectively, "Third Party Security Agreements"), and (iv) the indebtedness of Borrower to Bank which is secured by the Third Party Security Agreements includes, without limitation, all indebtedness of Borrower to Bank which is subject to this Agreement and all indebtedness of Borrower to Bank arising under the Swap Agreements.

NATROL PRODUCTS, INC.

By: /s/DENNIS R. JOLICOEUR
    ----------------------
Title:  Chief Financial Officer

NATROL ACQUISITION CORP.

By: /s/DENNIS R. JOLICOEUR
    ----------------------
Title:  Chief Financial Officer

PROLAB NUTRITION, INC.

By: /s/DENNIS R. JOLICOEUR
    ----------------------
Title:  Chief Financial Officer